Exhibit 4.2

UNITY SOFTWARE INC.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

May 7, 2019

UNITY SOFTWARE INC.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Amended and Restated Investor Rights Agreement (this “Agreement”) is made and entered into as of May 7, 2019 (the “Effective Date”) by and among Unity Software Inc., a Delaware corporation, and the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock and Series E Preferred Stock (together, the “Preferred Stock”) as set forth on Exhibit A hereto (the “Holders” or the “Investors”).

RECITALS

A.    Certain of the Investors (the “Prior Investors”) hold shares of the Company’s common stock (“Common Stock”) issued pursuant to the Applifier SPA (as defined below), shares of the Company’s Series A Preferred Stock (the “Series A Stock”) issued pursuant to that certain Series A Preferred Stock Purchase Agreement, dated as of September 25, 2009, by and among the Company and the Prior Investors, shares of the Company’s Series B Preferred Stock (the “Series B Stock”) issued pursuant to that certain Series B Preferred Stock Purchase Agreement, dated as of July 11, 2011, by and among the Company and the Prior Investors, shares of the Company’s Series C Preferred Stock (the “Series C Stock”) issued pursuant to that certain Series C Preferred Stock Purchase Agreement, dated as of April 12, 2016, by and among the Company and the Prior Investors, shares of the Company’s Series D Preferred Stock (the “Series D Stock”) issued pursuant to that certain Series D Preferred Stock Purchase Agreement, dated as of June 5, 2017, by and among the Company and the Prior Investors, and/or shares of the Company’s Series D-1 Preferred Stock (the “Series D-1 Stock”) issued pursuant to that certain Series D-1 Preferred Stock Purchase Agreement, dated as of June 13, 2018, by and among the Company and the Prior Investors. The Prior Investors have been granted certain information and registration rights and rights of first offer under that certain Amended and Restated Investor Rights Agreement, dated as of June 13, 2018, by and among the Company and the Prior Investors (the “Prior Agreement”).

B.    Certain of the Investors (the “Series E Investors”) are purchasing from the Company shares of the Company’s Series E Preferred Stock (the “Series E Stock”) pursuant to that certain Series E Preferred Stock and Common Stock Purchase Agreement, dated as of even date herewith, by and among the Company and such Investors (the “Series E Agreement”).

C.    In order to induce the Series E Investors to enter into the Series E Agreement and invest funds in the Company pursuant thereto, the Company and the Prior Investors have agreed to enter into this Agreement to amend, restate and replace their rights and obligations under the Prior Agreement with the rights and obligations set forth in this Agreement. The undersigned parties to this Agreement hold the requisite number of shares needed to amend and restate the Prior Agreement.

AGREEMENT

Therefore, in consideration of the mutual promises herein contained, and other consideration, the receipt and adequacy of which hereby is acknowledged, the parties hereto agree as follows:

1.    Definitions.

1.1    “Affiliate” means, with respect to any specified individual or entity, any other individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with such specified individual or entity, including without limitation any partner, officer, director, manager, member or employee of such entity and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such individual or entity. For clarity, for so long as DFJ Growth 2013 Partners LLC, DFJ Growth Unity Partners, LLC or their Affiliates are the general partner of DFJ Growth Unity Investors, L.P. and DFJ Growth 2013, L.P., DFJ Growth Unity Investors, L.P. and DFJ Growth 2013, L.P. shall be deemed Affiliates of each other.

1.2    “Common Stock” means the Common Stock, $0.000005 par value, of the Company.

1.3    “Equity Securities” means (a) (i) Common Stock, rights, options or warrants to purchase Common Stock, (ii) any security other than Common Stock having voting rights in the election of the Board of Directors, other than rights contingent upon a failure to pay dividends, or (iii) any security convertible into, exercisable for or exchangeable for any of the foregoing and (b) solely for purposes of Sections 3, (i) capital stock and/or equity interests or securities of any Significant Subsidiary or any rights, options or warrants to purchase any of the foregoing, (ii) any other security having voting rights for the election of the governing body of a Significant Subsidiary or (iii) any security convertible into or exercisable or exchangeable for any of the foregoing.

1.4    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.5    “Form S-3” means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC (as defined below) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC (as defined below).

1.6    “Holder” means any Investor that holds Registrable Securities or securities convertible into Registrable Securities or any assignee of record of such Registrable Securities to whom rights under Section 2 have been duly assigned in accordance with Section 2.11 hereof.

1.7    “Preferred Stock” means the Company’s Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series D-1 Stock and Series E Stock.

1.8    “Register,” “registered” and “registration” refer to a registration effected by the preparation and filing of a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

1.9    “Registrable Securities” means: (i) any and all shares of common stock of the Company (the “Common Stock”) issued or issuable upon conversion of the shares of Preferred Stock, (ii) any and all shares of Common Stock issued to the Investors pursuant to that certain Share Purchase and Exchange Agreement by and among the Company, Applifier Oy and the other parties thereto, dated on or around March 9, 2014 (such agreement, the “Applifier SPA” and such Investors, the “Applifier Investors”), and (iii) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, in exchange for, or in replacement of, such shares of Common Stock described in clause (i) or (ii); provided, however, that particular shares of any of the foregoing shall cease to be Registrable Securities once they have been sold in any public offering or transferred by the Holder in a transaction in which its rights under this Agreement are not assigned in accordance with the provisions of this Agreement.

1.10    “Registrable Securities then outstanding” means the number of shares of Common Stock which are Registrable Securities and (i) are then issued and outstanding or (ii) are then issuable pursuant to the exercise or conversion of options, warrants or convertible securities.

1.11    “SEC” means the United States Securities and Exchange Commission.

1.12    “Securities Act” means the Securities Act of 1933, as amended.

1.13    “Significant Subsidiary” means any subsidiary of the Company which directly or indirectly owns, leases, exclusively licenses or otherwise possesses substantially all of the assets of the Company, taken as a whole.

2.    Registration Rights.

2.1    Demand Registration.

(a)    Request by Holders. If the Company shall receive at any time after the earlier of (i) four (4) years from the date of this Agreement or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction) a written request from the Holders of at least thirty percent (30%) of the Registrable Securities then outstanding (“Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of twenty-five percent (25%) of the Registrable Securities then outstanding or such lesser amount as would have an anticipated aggregate public offering price of not less than $15,000,000, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (“Demand

Notice”) to all Holders and, as soon as practicable, file a registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of this Section 2.

(b)    Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to Section 2.1(a) and the Company shall include such information in the Demand Notice. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. The underwriters will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.1, if the managing underwriters advise the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities that would otherwise be registered and underwritten pursuant hereto, and the number of then outstanding Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriters and allocated among the Holders on a pro rata basis according to the number of Registrable Securities held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.

(c)    Exceptions to Registration Obligations. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1: (i) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on the date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) such registrations pursuant to this Section 2.1; or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.3. A registration shall not be counted as “effected” for purposes of this Section 2.1 until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration and forfeit their right to one demand registration pursuant to Section 2.6.

(d)    Deferral of Registration. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2.1 a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than 90 days following receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any 12-month period.

(e)    Other Company Shares. If the managing underwriters have not limited the Registrable Securities to be underwritten, the Company may include securities for its own account or for the account of others in such registration if the managing underwriters so agree and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

2.2    Company Registration.

(a)    Notice to Holders. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock in connection with the public offering of such stock (other than a registration relating solely to the issuance of securities by the Company pursuant to a stock option, stock purchase or similar benefit plan or an SEC Rule 145 transaction, or a registration in which the only stock being registered is stock issuable upon conversion of debt securities that are also being registered), the Company shall promptly give each Holder written notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.2(c), use all reasonable efforts to cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration.

(b)    Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

(c)    Underwriting. If a registration of which the Company gives notice under this Section 2.2 is for an underwritten offering, then the Company shall so advise the Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriters advise the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the managing underwriters may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the initial public offering, in which event all Registrable Securities may be excluded. In no event will shares of any other selling stockholder be included in such registration which would reduce the number of shares that may be included by selling Holders without the written consent of not less than a majority in interest of the selling Holders. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriters. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, limited liability company or corporation, the partners or members, retired partners or members or shareholders of such Holder, the estates and immediate family members of any of the foregoing persons and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single Holder, and any pro rata reduction with respect to such Holder shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such Holder.

2.3    Form S-3 Registration. Following its initial public offering, the Company shall use commercially reasonable efforts to qualify for registration on Form S-3 or its successor form or forms. In case the Company shall receive from any Holder or Holders of at least thirty percent (30%) of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 or a successor form and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company shall:

(a)    promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)    as soon as practicable, use commercially reasonable efforts to effect such registration as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a request given to the Company within fifteen (15) days after the S-3 Notice is given; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3:

(i)    if Form S-3 is not then available for such offering by the Holders;

(ii)    if the Holders, together with the holders of any other securities of the Company entitled to and requesting inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $5,000,000;

(iii)    if the Company furnishes to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good-faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Initiating Holders under this Section 2.3; provided, however, that the Company shall not invoke this right more than once in any twelve (12) month period and; provided further that the Company shall not register any securities for the account of itself or any other stockholder during such 90 day period, other than pursuant to a registration relating to the sale of securities to employees of the Company pursuant to a stock option, stock purchase, or similar plan, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon a conversion of debt securities that are also being registered; or

(iv)    if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 2.3; or

(v)    during the period ending one hundred eighty (180) days after the effective date of a registration effected under Section 2.2 hereof.

(c)    Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registration effected pursuant to Section 2.1.

(d)    If the registration is for an underwritten offering, the provisions of Section 2.1(b) hereof shall apply to such registration.

2.4    Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the then outstanding Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days or until the Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that such one hundred twenty (120) days period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration;

(b)    prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c)    furnish to the selling Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;

(d)    use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such states or other jurisdictions as shall be reasonably requested by the selling Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriters of such offering (it being understood and agreed that, as a condition to the Company’s obligations under this clause (e), each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement);

(f)    notify each Holder of Registrable Securities or free writing prospectus, as defined in Rule 405 of the Securities Act (the “Free Writing Prospectus”) covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any selling Holder, the Company will, as soon as reasonably practicable, file and furnish to all selling Holders a supplement or amendment to such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(g)    in the event of an underwritten public offering, use commercially reasonable efforts to furnish, at the request of the managing underwriters, on the date that such Registrable Securities are delivered to the underwriters for sale, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and (ii) a “comfort” letter dated as of such date, from the independent public accountants of the Company, in form and substance customarily given by independent public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(h)    use commercially reasonable efforts to cause all such Registrable Securities registered pursuant hereunder to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(i)    provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(j)    promptly make available for inspection by the selling Holders, any managing underwriter participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents and properties of the Company and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with any such registration statement;

(k)    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(l)    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.5    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.1, 2.2 or 2.3 hereof that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

2.6    Expenses. All expenses (other than underwriting discounts and commissions and stock transfer taxes and fees) incurred in connection with a registration pursuant to Sections 2.1, 2.2 and 2.3, including, without limitation, registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and up to a maximum of $50,000 of the reasonable fees and disbursements per registration of one counsel for the selling Holders, selected by the Holders, shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 or 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the then outstanding Registrable Securities to be registered (in which case all participating Holders shall bear such expenses on a pro rata basis based on the number of Registrable Securities that were requested to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities then outstanding agree to forfeit their right to one demand registration pursuant to Section 2.1; provided, however, that if, at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1.

2.7    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8    Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.1, 2.2 or 2.3 hereof:

(a)    By the Company. To the extent permitted by law, the Company shall indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any expenses, losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”):

(i)    any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii)    the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii)    any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company shall reimburse each such Holder, partner, member, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage liability or action; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such expense, loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, partner, member, officer or director, underwriter or controlling person expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person.

(b)    By Selling Holders. To the extent permitted by law, each selling Holder shall indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any expenses, losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation arises out of or is based on actions or omissions made in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder shall reimburse the Company and such other persons for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such expense, loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 2.8(b), when combined with any amounts payable by such Holder under Section 2.8(d) below, in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises except in the case of fraud or willful misconduct by such Holder.

(c)    Notice. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, jointly with any other indemnifying party to which notice has been given, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)    Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8; then, and in each such case, such parties will contribute to the aggregate expenses, losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the Violation that resulted in such expense, loss, claim, damage or liability as well as other equitable considerations. The relative fault of such parties shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by the indemnifying party or indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the net proceeds from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (B) no individual or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any individual or entity who was not guilty of such fraudulent misrepresentation; and provided further, that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the net proceeds from the offering received by such Holder, except in the case of willful misconduct or fraud by such Holder.

(e)    Survival. Unless otherwise superseded by an underwriting agreement entered into in connection with the offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration statement on Form S-3, after such time as a public market exists for the Common Stock, the Company agrees to:

(a)    make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), (ii) a copy of the most recent annual or quarterly report of the Company and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act) or pursuant to a registration statement on Form S-3 (at any time after the Company so qualified to use such form).

2.10    “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriters, during the period commencing on the effective date of registration statement relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriters (such period not to exceed one hundred eighty (180) days (or such other period, not to exceed 20 additional days, as may be requested by the Company or such managing underwriters to the extent required by applicable FINRA, NASD or NYSE rules, including but not limited to the restrictions contained in NASD Rule 2711(f)(4) of the Financial Industry Regulatory Authority, Inc. or Rule 472(f)(4) of the NYSE Euronext or any successor provisions or amendments thereto) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock), whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.10 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers, directors and stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock are subject to the same restrictions. The underwriters in connection with the offering are intended third-party beneficiaries of this Section 2.10 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the managing underwriters in the offering that are consistent with this Section 2.10 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares of outstanding Registrable Securities subject to such agreements.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

2.11    Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by the Holder, provided that (i) such transfer or assignment may otherwise be effected in accordance with applicable securities laws, (ii) such transferee or assignee acquires at least 250,000 shares of Registrable Securities or, if less, all of the Registrable Securities held by the Holder, (iii) written notice is promptly given to the Company and (iv) such transferee or assignee agrees to be bound by the provisions of this Agreement. The foregoing 250,000-share limitation shall not apply, however, to transfers or assignments by a Holder to (a) a partner, member or shareholder of a Holder that is a partnership, limited liability company or corporation, respectively, (b) a retired partner or member of such partnership or limited liability company who retires after the date hereof, (c) the estate of any such partner, member or shareholder or (d) an Affiliate of any such Holder, (e) any spouse, parent, child or sibling of such partner, retired member or shareholder or of the Holder, including in-laws and persons related by adoption, or (f) any domestic partner of such partner, member or shareholder or of the Holder who is covered under an applicable domestic relations statute, provided that (i) the Company is, within a reasonable time after such transfer, furnished with notice of the name, address of such transferee and the Registrable Securities with respect to which such rights are being transferred (ii) such transferee is not a competitor of the Company as determined in good faith by the Company’s Board of Directors; and (iii) all such transferees or assignees agree in writing to appoint a single representative as their attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Section 2.

2.12    Termination of Registration Rights. The Company’s obligations pursuant to Sections 2.1, 2.2 and 2.3 shall terminate at the earliest occurrence of (i) five (5) years after the closing date of the Company’s Qualified IPO (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation), (ii) as to any Holder, at such time following such Qualified IPO (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation), as all Registrable Securities that such Holder holds or has the right to acquire may immediately be sold in any three-month period without registration pursuant to Rule 144 under the Securities Act or (iii) a Deemed Liquidation Event (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation) in which (A) the consideration of the transaction payable to stockholders of the Company solely consists of cash and/or (B) the common stock of the purchaser, surviving company or the transferee, as the case may be, is listed on a national securities exchange, NASDAQ Stock Market, OTC Bulletin Board or similar public trading system.

2.13    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that provides such holder or prospective holder with registration rights with respect to such securities unless (i) such other registration rights are subordinate to the registration rights granted to the Holders hereunder and the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included in a given registration and (ii) the holders of such rights are subject to market standoff obligations no more favorable to such persons than those contained herein.

3.    Rights to Purchase Additional Stock.

3.1    Right of First Offer. Subject to the terms of this Section 3 and applicable securities laws, if the Company or any Significant Subsidiary proposes to offer or sell any Equity Securities, the Company shall give each Investor the right to purchase such Investors’ pro rata share (or any part thereof) of such Equity Securities, on the same terms as the Company or the applicable Significant Subsidiary is willing to sell such Equity Securities to any other person. An Investor’s pro rata share of the Equity Securities shall be equal to that percentage of the Outstanding Common Equivalents (as defined below) held by such Investor (and/or its Affiliates) on the date of the Company’s written notice referred to in Section 3.1 below. For purposes of this Section 3, the “Outstanding Common Equivalents” shall mean outstanding shares of Common Stock and all shares of Common Stock issuable, directly or indirectly, upon exercise or conversion of any outstanding preferred stock, warrants or options or any other right to acquire any of the foregoing. An Investor shall be entitled to apportion this right of first offer among itself and its Affiliates in such proportions as it deems appropriate.

3.2    Notice; Exercise of Right. Prior to any sale or issuance by the Company or the applicable Significant Subsidiary of any Equity Securities, the Company shall give notice to each Investor of its intention to sell and issue such Equity Securities, setting forth the class, series and number of shares of such Equity Securities (or other applicable type of Equity Securities) and the terms under which it proposes to make such sale (the “Offer Notice”). Within twenty (20) days after receipt of the Offer Notice, each Investor shall notify the Company whether such Investor desires to purchase its pro rata share, or any part thereof, of the Equity Securities so offered. At the expiration of such twenty (20) day period, the Company shall promptly give notice to each Investor that elects to purchase all the shares available to it (each, a “Fully Exercising Investor”) of any other Investor’s failure to do likewise, specifying the number of additional shares that are available to the Fully Exercising Investors (“Additional Shares”). During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase, in addition to the number of shares specified above, up to that portion of the Additional Shares which is equal to the proportion that the Common Equivalents held by such Fully Exercising Investor bears to the Common Equivalents then held by all Fully Exercising Investors who wish to purchase such Additional Shares, which allocation step shall be repeated until all Additional Shares are allocated or until each Fully Exercising Investor elects not to purchase any more Additional Shares. If an Investor notifies the Company of its desire to purchase any of the Equity Securities offered by the Company or the applicable Significant Subsidiary, the closing of the sale shall occur within sixty (60) days of the date that the Offer Notice is given or, if later, the closing date for the proposed sale of such Equity Securities to third parties.

3.3    Permitted Sales. With respect to any Equity Securities that are not subscribed for by Investors after the end of the thirty (30) day period specified in Section 3.2, the Company or the applicable Significant Subsidiary may, during a period of ninety (90) days following the end of such period, offer and sell such Equity Securities to other persons upon terms and conditions not less favorable to the Company or the applicable Significant Subsidiary (including with respect to the price) than those set forth in the notice to the Investors. In the event the Company or the applicable Significant Subsidiary has not entered into a definitive agreement for the sale of the Equity Securities within said 90-day period, or if such agreement is not consummated within thirty (30) days after the execution thereof, the Company or the applicable Significant Subsidiary shall not thereafter issue or sell any Equity Securities without first offering such securities to the Investors pursuant to this Section 3.

3.4    Exceptions. The right of first offer contained in this Section 3 shall not apply to issuances by the Company or any Significant Subsidiary (i) of securities or rights to acquire securities that would not be “Additional Shares of Common Stock” (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation, as may be amended from time to time (assuming for this Section 3.4 that such certificate of incorporation is the certificate of incorporation of the applicable Significant Subsidiary)), (ii) pursuant to the Series E Agreement and (iii) in connection with the incorporation, formation or creation of a direct or indirect wholly owned subsidiary of the Company or the transfer of equity of any direct or indirect wholly owned subsidiary of the Company to another direct or indirect wholly owned subsidiary of the Company.

3.5    Termination. The right of first offer contained in this Section 3 shall terminate and be of no further force and effect immediately prior to the closing, and conditioned upon a closing, of (i) a Qualified IPO (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation) and (ii) a Deemed Liquidation Event (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation).

4.    Information Rights.

4.1    Financial Statements and Reports. The Company shall deliver to each Investor:

(a)    as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter (or with respect to the Company’s audited financials, one hundred eighty (180) days or such later period approved by the Company’s Board of Directors (the “Audit Period”), including the vote of at least two of the Preferred Directors as such term is defined in the Company’s Amended and Restated Certificate of Incorporation), a balance sheet as of the end of such year, consolidated statements of income and of cash flows for such year and a consolidated statement of stockholders’ equity as of the end of such year, such year-end financial reports to be in reasonable detail, and prepared in accordance with generally accepted accounting principles (“GAAP”) and certified by independent public accountants of nationally recognized standing selected by the Company prior to expiration of the Audit Period each fiscal year;

(b)    as soon as practicable after the end of each of the first three quarters of each fiscal year of the Company, and in any event within forty-five (45) days thereafter, an unaudited consolidated balance sheet as of the end of each such quarterly period and unaudited consolidated statements of income and cash flows for such period, all in reasonable detail and prepared in accordance with GAAP, except that they may not contain all of the footnotes that are required by GAAP, and subject to changes resulting from year-end audit adjustments; and

(c)    such other information relating to the financial condition, business or corporate affairs of the Company as the Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated under this subsection (c) or any other subsection of Section 4.1 to provide information that (i) it deems in good faith to be a trade secret or similar confidential information or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

4.2    Inspection Rights. The Company shall permit each Investor, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 4.2 to provide access to any information (i) that it reasonably considers to be a trade secret or similar confidential information or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

4.3    Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement) unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 4.3 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any prospective purchaser of any Registrable Securities from such Investor to the extent agreed in writing by the Company prior to such disclosure and provided that (if so agreed by the Company) such prospective purchaser agrees to be bound by the provisions of this Section 4.3, (iii) to any Affiliate, partner, limited partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business (subject to any further restrictions on such disclosure as may be agreed between the Company and such Investor), provided that such Investor informs such person that such information is confidential and directs such person to maintain the confidentiality of such information, or (iv) as may otherwise be required by law, provided that (in the case of a disclosure under clauses (ii) and (iv) only) the Investor promptly notifies the Company of such disclosure and (in the case of a disclosure under clause (iv) only) takes reasonable steps to minimize the extent of any such required disclosure. The Company acknowledges that certain of the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company. Subject to the confidentiality obligations of the Investors to the Company set forth in this Agreement, nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise, regardless of whether such enterprise has products or services that compete with those of the Company.

4.4    Termination. The rights of any Investor set forth in this Section 4 shall terminate and be of no further force and effect immediately prior to the earlier of (i) immediately prior to and conditioned upon a closing of a Qualified IPO (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation) or (ii) a Deemed Liquidation Event (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation).

5.    Other Covenants of the Company.

5.1    Employee Nondisclosure, Assignment and Non-solicitation Agreement. The Company shall require all employees of the Company or any U.S. subsidiary to execute and deliver the Company’s standard form of Employee Nondisclosure, Assignment and Nonsolicitation Agreement approved by the Company’s Board of Directors. The Company shall require all employees of the Company’s subsidiaries in other jurisdictions to execute and deliver an agreement appropriate to such jurisdiction containing similar terms and provisions to the extent enforceable or permissible in such jurisdiction.

5.2    Option Vesting. Unless approved by the Board of Directors of the Company, including at least two of the Preferred Directors (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation), all future employees of the Company who shall purchase, or receive options to purchase, shares of Common Stock following the date hereof shall be required to execute stock purchase or option agreements providing for (a) vesting of shares over a four (4) year period with the first twenty five percent (25%) of such shares vesting at the end of the twelve (12) months following the earliest of issuance of the shares or commencement date of continued employment or services, and the remaining shares vesting in equal monthly installments over the following thirty six (36) months thereafter (with respect to employees of the Company or its subsidiaries located in Denmark, subject to the Danish Act on Stock Options) and (b) a one hundred and eighty (180)-day lockup period (plus an additional period of up to eighteen (18) days) in connection with the Company’s initial public offering. The Company shall retain a right of first refusal on transfers until the Company’s initial public offering and the right to repurchase unvested shares at cost.

5.3    FCPA Covenant. The Company represents that it shall not, and shall not permit any of its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any Non-U.S. Official (as defined in the FCPA), in each case, in violation of the Foreign Corrupt Practices Act (the “FCPA”) or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall, and shall cause each of its subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall, and shall cause each of its subsidiaries and Affiliates to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law.

5.4    Termination. The covenants of the Company set forth in this Section 5 and Section 6.14 shall terminate and be of no further force and effect immediately prior to the earlier of (i) the first sale of stock of the Company pursuant to a Qualified IPO (as defined in the Amended and Restated Certificate of Incorporation of the Company), or (ii) a Deemed Liquidation Event.

6.    Miscellaneous.

6.1    Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by facsimile when receipt is electronically confirmed, one business day after an electronic mail is sent, one business day after delivery to a nationally recognized overnight delivery service, or otherwise upon receipt, addressed (i) if to Investor, at the address set forth below such Investor’s name on Exhibit A, and (ii) if to the Company, at the address set forth below:

Unity Software Inc.

Attention: Secretary

30 3rd Street

San Francisco, CA 94103

Fax: +1 888 679 7754

with a copy to:

[***]

Any party hereto may, by ten (10) days’ prior notice so given, change its address for future notices hereunder.

6.2    Successors and Assigns. Each Investor agrees that it may not assign any of its rights or obligations hereunder unless such rights and obligations are assigned by such Investor to (i) an individual or entity to which Registrable Securities are transferred by such Investor pursuant to Section 2.11 and (ii) with respect to the right of first offer set forth in Section 3, to another Investor or an Affiliate of the Investor, and, in each case, such assignee shall be deemed an “Investor” for purposes of this Agreement, provided that such assignment shall be contingent upon the assignee providing a written instrument to the Company notifying the Company of such assignment and agreeing in writing to be bound by the terms of this Agreement. Except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

6.3    Amendments and Waivers. Any provision of this Agreement may be amended and the observance thereof may be waived, either generally or in a particular instance and either retroactively or prospectively, only with the written consent of the Company and the holders of a majority of the then outstanding Registrable Securities; provided, that notwithstanding the foregoing sentence, (i) no amendment or waiver that by its terms would adversely and materially affect the rights of a specific series of Preferred Stock in a manner different from the other series of Preferred Stock shall be effective without the consent of (a) with respect to the Series A Stock and the Series B Stock and the Series D Stock, a majority of the then outstanding shares of such series of Preferred Stock, in each case, voting as a separate series on an as-converted basis, (b) with respect to the Series C Stock, at least sixty percent (60%) of the then outstanding shares of Series C Stock, voting as a separate series on an as-converted basis, (c) with respect to the Series D-1 Stock, at least seventy percent (70%) of the then outstanding shares of Series D-1 Stock, voting as a separate series on an as-converted basis and (d) with respect to the Series E Stock, at least seventy-nine percent (79%) of the then outstanding shares of Series E Stock, voting as a separate series on an as-converted basis, and (ii) no amendment or waiver that by its terms would adversely and materially affect the rights of the Applifier Investors in a manner different from the other Investors (but excluding for the avoidance of doubt differences resulting solely from an Applifier Investor holding shares of Common Stock and other Investors holding shares of Preferred Stock) shall be effective without the consent of the holders of a majority of the shares of Common Stock held by the Applifier Investors; provided, further, that, without limiting the above, except as otherwise set forth in this Agreement, any provision hereof may be waived by any waiving party on such party’s own behalf, without the written consent of any other party. The Company shall give prompt notice of any amendment hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment or waiver. Any amendment or waiver effected in accordance with this Section 6.3 shall be binding upon each Investor, each permitted successor or assignee of such Investor and the Company. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition or provision.

6.4    Entire Agreement. This Agreement, together with all the exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.

6.5    Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of law.

6.6    Severability. If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.7    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of the nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or waiver of or acquiescence in any similar breach or default theretofore or thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

6.8    Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

6.9    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.10    Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

6.11    Adjustments for Recapitalization Events. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company or a specific dollar amount per share, then, upon the occurrence of any stock split, stock dividend, reverse stock split or similar recapitalization event affecting such shares, the specific number of shares or dollar amount so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock of such recapitalization event.

6.12    Aggregation of Stock. All shares held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.13    Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Series E Stock after the date hereof, any purchaser of such shares of Series E Stock shall become a party to this Agreement by executing and delivering a counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” and “Holder” for all purposes hereunder, without the need for any consent, approval or signature of any Investor.

6.14    Corporate Opportunities. The Company acknowledges that the Investors and their Affiliates, members, equity holders, director representatives, partners, employees, agents and other related persons are engaged in the business of investing in private and public companies in a wide range of industries, including the industry segment in which the Company operates (the “Company Industry Segment”). Accordingly, the Company and the Investors acknowledge and agree that a Covered Person shall:

(a)    have no duty to the Company to refrain from participating as a director, investor or otherwise with respect to any company or other person or entity that is engaged in the Company Industry Segment or is otherwise competitive with the Company, and

(b)    solely in connection with making investment decisions, to the fullest extent permitted by law, have no duty to the Company to refrain from using any information, including, but not limited to, market trend and market data, which comes into such Covered Person’s possession, whether as a director, investor or otherwise (the “Information Waiver”), provided that the Information Waiver shall not apply, and therefore such Covered Person shall be subject to such obligations and duties as would otherwise apply to such Covered Person under applicable law, if the information at issue (i) constitutes material non-public information concerning the Company, or (ii) is covered by a contractual obligation of confidentiality to which the Company is subject.

Notwithstanding anything in this Section 6.14 to the contrary, nothing herein shall be construed as a waiver of any Covered Person’s duty of loyalty, fiduciary duty or obligation of confidentiality with respect to the disclosure of confidential information of the Company.

For the purposes of this Section 6.14, “Covered Persons” shall have the meaning set forth in the Company’s Amended and Restated Certificate of Incorporation.

6.15    Prior Agreement Superseded. Pursuant to Section 6.3 of the Prior Agreement, the Prior Investors and the Company hereby amend and restate the Prior Agreement to read in its entirety as set forth in this Agreement, all with the intent and effect that the Prior Agreement shall hereby be terminated and entirely replaced and superseded by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

UNITY SOFTWARE INC.

By:	/s/ John Riccitiello
Name:	John Riccitiello
Title:	President and CEO

[SIGNATURE PAGE TO UNITY SOFTWARE INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

CPP INVESTMENT BOARD PRIVATE HOLDINGS (4) INC.

By:	/s/ Geoff McKay
Name:	Geoff McKay
Title:	Authorized Signatory

By:	/s/ Sunny Lee
Name:	Sunny Lee
Title:	Authorized Signatory

[SIGNATURE PAGE TO UNITY SOFTWARE INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

SEQUOIA CAPITAL GLOBAL GROWTH FUND III – ENDURANCE PARTNERS, L.P.

By:	SCGGF III – Endurance Partners Management, L.P., its General Partner

By:	SC US (TTGP), LTD., its General Partner

By:	/s/ Roelof Botha
Name:	Roelof Botha
Title:	Authorized Signatory

[SIGNATURE PAGE TO UNITY SOFTWARE INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

SEQUOIA CAPITAL XII

SEQUOIA TECHNOLOGY PARTNERS XII

SEQUOIA CAPITAL XII PRINCIPALS FUND

By:	SC XII Management, LLC
A Delaware Limited Liability Compay
General Partner of Each

By:	/s/ Roelof Botha
Managing Member

[SIGNATURE PAGE TO UNITY SOFTWARE INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

SEQUOIA CAPITAL GLOBAL GROWTH, L.P.

SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, LP

By:	SCGGF Management, L.P.,
A Cayman Islands exempted limited partnership General Partner of Each

By:	SC US (TTGP), LTD.,
A Cayman Islands exempted company, its General Partner

By:	/s/ Roelof Botha
Director

SEQUOIA CAPITAL U.S. GLOBAL GROWTH VI, L.P.

SEQUOIA CAPITAL U.S. GROWTH VI PRINCIPALS FUND, LP

A Cayman Islands exempted limited partnership

By:	SC U.S. GROWTH VI MANAGEMENT, L.P.
A Cayman Islands exempted limited partnership General Partner of Each

By:	SC US (TTGP), LTD.,
A Cayman Islands exempted company, its General Partner

By:	/s/ Roelof Botha
Name:	Roelof Botha
Title:	Authorized Signatory

[SIGNATURE PAGE TO UNITY SOFTWARE INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

SCHF (M) PV, L.P.

SCHF CIF, L.P./CIF 2015-A SERIES

By:	SCHF (GPE), LLC
General Partner of Each

By:	/s/ Kevin A. Kelly
Managing Member

[SIGNATURE PAGE TO UNITY SOFTWARE INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

OCEAN SURPASS LIMITED

For WestSummit Global Technology Fund

By:	Ocean Surpass Limited

By:	/s/ Raymond Yang
Director

By:	WestSummit Capital Partners ltd. on behalf of the general partner of the WestSummit Global Technology Fund

By:	/s/ Raymond Yang
Director

[SIGNATURE PAGE TO UNITY SOFTWARE INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

DFJ GROWTH 2013, L.P.		DFJ GROWTH III PARALLEL FUND, LLC

By:	DFJ Growth 2013 Partners, LLC,
its general partner

By:	/s/ Barry M. Schuler	By:	/s/ Barry M. Schuler
Name:	Barry M. Schuler	Name:	Barry M. Schuler
Title:	Managing Member	Title:	Managing Member

DFJ GROWTH 2013 PARALLEL FUND, LLC

By:	/s/ Barry M. Schuler
Name:	Barry M. Schuler
Title:	Managing Member

DFJ GROWTH UNITY INVESTORS, L.P.

By:	DFJ Growth Unity Partners, LLC
its general partner

By:	/s/ Barry M. Schuler
Name:	Barry M. Schuler
Title:	Managing Member

DFJ GROWTH III, L.P.

By:	DFJ Growth III Partners, LLC,
its general partner

By:	/s/ Barry M. Schuler
Name:	Barry M. Schuler
Title:	Managing Member

Address:	2882 Sand Hill Road, Suite 150
Menlo Park, CA 94025

Telephone:	(650) 233-9000
Fax:	(650) 233-9233

[SIGNATURE PAGE TO UNITY SOFTWARE INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

STOCKHOLDERS:

FOOBAR TECHNOLOGIES APS

By:	/s/ David Helgason
Name:	David Helgason
Title:	Owner

JA TECHNOLOGIES APS

By:	/s/ Joachim Ante
Name:	Joachim Ante
Title:	Owner

JOHN RICCITIELLO

By:	/s/ John Riccitiello

[SIGNATURE PAGE TO UNITY SOFTWARE INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

SILVER LAKE PARTNERS IV, L.P.

By:	Silver Lake Technology Associates IV, L.P., its general partner

By:	SLTA IV (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ Egon Durban
Name:	Egon Durban
Title:	Managing Director

SILVER LAKE TECHNOLOGY INVESTORS IV (DELAWARE II), L.P., solely with respect to its Series 2017-1

By:	Silver Lake Technology Associates IV, L.P., its general partner

By:	SLTA IV (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ Egon Durban
Name:	Egon Durban
Title:	Managing Director

[SIGNATURE PAGE TO UNITY SOFTWARE INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

Exhibit A

Schedule of Investors